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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                            ------------------------

                                    Form 8-K


                Current Report Pursuant to Section 13 or 15(d) of
                       The Securities Exchange Act of 1934


       Date of Report (Date of earliest event reported): January 23, 2007

                            ------------------------


                           SHORE FINANCIAL CORPORATION
             (Exact name of registrant as specified in its charter)



           Virginia                    000-23847                54-1873994
(State or other jurisdiction of       (Commission            (I.R.S. Employer
 incorporation or organization)        File Number)         Identification No.)

                            ------------------------

                               25020 Shore Parkway
                              Onley, Virginia 23418
          (Address of principal executive offices, including zip code)
                            ------------------------


       Registrant's telephone number, including area code: (757) 787-1335

Item 7.    Financial Statements and Exhibits.

  (c) Exhibits.
           99.1 Press Release issued by Shore Financial Corporation, dated January 23, 2007.


Item 12.    Results of Operations and Financial Condition.

         On January 23, 2007, Shore Financial Corporation issued a press release announcing its results of operations for the quarter ended December 31, 2006. A copy of the company's press release is attached as Exhibit 99.1 hereto and is incorporated herein by reference.

         The information in the preceding paragraph, as well as Exhibit 99.1 referenced therein, shall not be deemed "filed" for the purposes of Section 18 of the Securities Exchange Act of 1934, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933.

                                   SIGNATURES

         Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.


                           SHORE FINANCIAL CORPORATION


                         By:  /s/  Steven M. Belote
                             -------------------------------------------
                              Steven M. Belote
                              Vice President and Chief Financial Officer


January 24, 2007

FOR IMMEDIATE RELEASE
Onley, Virginia
Tuesday, January 23. 2007

             Shore Financial Corporation Announces Earnings Increase

         Shore Financial Corporation (Nasdaq: SHBK) announced today that quarterly earnings were $831,100, or $0.33 per diluted share, for the three months ended December 31, 2006, compared to earnings of $730,400, or $0.29 per diluted share, for the same period of 2005. This represents an increase of 13.8% over the fourth quarter of 2005. Earnings for the year ended December 31, 2006 also increased to $2.93 million, or $1.16 per diluted share, compared to $2.68 million, or $1.06 per diluted share for the 2005 year.

         The company's earnings benefited from continued growth in core non interest income. Quarterly core non interest income increased 32.8% to $831,200 during 2006 from $625,900 during 2005, while annual core non interest income increased 57.7% to $3.25 million during 2006 from $2.06 million during 2005. Deposit accounts fees continued to drive non interest income growth, increasing 37.4% to $561,100 and 76.8% to $2.37 million for the three and twelve months ended December 31, 2006, respectively. The company's investment subsidiary operations finished the year strong almost doubling annual commissions to $337,200 compared to $172,100 for the 2005 twelve month period. During the fourth quarter of 2006 commissions were $79,600 compared to $64,200 in the fourth quarter of 2005.

         Other non interest income included gains on sales of investment securities which contributed $157,400 to 2006 quarterly pretax earnings compared to a loss of $3,900 in 2005. For the year 2006 gains on sales of securities contributed $210,000 to annual pretax earnings compared to $315,900 in gains on sales of securities and real estate in 2005.

         Net interest income was $2.13 million and $8.50 million for the three and twelve month periods ended December 31, 2006, respectively, compared to $2.17 million and $8.44 million for the same periods of 2005, respectively. The company's net interest margin continued to experience downward pressure due to the inverted interest rate yield curve. The company's total assets were $260.7 million at December 31, 2006, compared to $247.4 million at December 2005. Asset growth was driven primarily by residential real estate loans with a 17.7% increase in average balances during 2006 over the comparable amount in 2005. Deposit balances were $198.1 million at December 31, 2006, compared to $189.0 million at December 31, 2005.

         Non interest expense for the December 2006 quarter and twelve month periods was $2.07 million and $7.74 million, respectively, as compared to $1.69 million and $6.64 million, respectively, during the same periods of 2005. Non interest expenses during 2006 were impacted by increased compensation and benefit expense, investments in long range planning initiatives and the expansion of customer services offered by the company. The rise in compensation and benefit expense resulted primarily from increases in commissions associated with operating the company's mortgage and investment brokerage services, the expensing of employee stock options granted to non-executive employees during March 2006 and general increases in other employee benefits. Additional customer service initiatives implemented during 2006 included expansion of the bank's ATM network, additional internet banking services and new deposit products. While these initiatives have and should continue to result in increased income, they negatively impacted non interest expense by approximately $140,000 during 2006.

         Asset quality remained strong during the quarter. The bank's allowance for loan losses to period end loans ratio was 1.36% at December 31, 2006, a level management considers commensurate with the risk existing in the bank's loan portfolio. Additionally, the bank's delinquent loan levels remain manageable with a non current loan to total loan ratio of 0.89% at December 31, 2006.

         Shore Financial Corporation is the only publicly traded company with headquarters on the Eastern Shore of Virginia. Its stock is traded on the NASDAQ Global Stock Market under the symbol SHBK. Its banking subsidiary, Shore Bank, serves the Eastern Shore of Maryland and Virginia through seven full-service banking facilities, twenty-three ATMs and twenty-four hour telephone and online banking services. Through banking subsidiaries and affiliated companies, the bank provides title insurance, trust services, and non deposit investment products. For more information on stock, products and services, visit www.shorebank.com.

         This press release may contain "forward-looking statements," within the meaning of federal securities laws that involve significant risks and uncertainties. Statements herein are based on certain assumptions and analyses by the company and are factors it believes are appropriate in the circumstances. Actual results could differ materially from those contained in or implied by such statements for a variety of reasons including, but not limited to: changes in interest rates; changes in accounting principles, policies, or guidelines; significant changes in economic conditions; significant changes in regulatory requirements; and significant changes in securities markets. Consequently, all forward-looking statements made herein are qualified by these cautionary statements and the cautionary language in the company's most recent Form 10-K report and other documents filed with the Securities and Exchange Commission. Shore Financial Corporation does not undertake to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made.

For further information, contact:

Lynn M. Badger
Shore Financial Corporation
P.O. Box 920
Onley, Virginia 23418
(757) 787-1335
lbadger@shorebank.com



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

                                               Shore Financial Corporation
                                                    Earnings Release


Financial Highlights:

                                       Three Months Ended December 31,                   Year Ended December 31,
                                  ------------------------------------------    ------------------------------------------
                                         2006                   2005                   2006                  2005
                                  -------------------   --------------------    --------------------   -------------------



OPERATIONS:

Net Interest Income                        $2,127,600            $2,171,600             $8,495,000             $8,436,500

Noninterest Income                         $1,003,900              $620,700             $3,480,000             $2,379,400

Loan Loss Provision                           $21,200               $57,300               $146,800               $303,700

Noninterest Expense                        $2,068,000            $1,687,600             $7,739,400             $6,644,100

Income Tax Expense                           $211,200              $317,000             $1,155,600             $1,192,800

Net Income                                   $831,100              $730,400             $2,933,200             $2,675,300


RATIOS AND OTHER:

Total Shares Outstanding                   $2,497,327            $2,074,207             $2,497,327             $2,074,207

Weighted Avg Shares-Basic                  $2,493,809            $2,488,526             $2,492,052             $2,485,103

Weighted Avg Shares-Diluted                $2,528,410            $2,522,189             $2,522,598             $2,521,325

Basic Earnings Per Share                        $0.33                 $0.29                  $1.18                  $1.08

Diluted Earnings Per Share                      $0.33                 $0.29                  $1.16                  $1.06

Total Assets                              260,662,300           247,418,900            260,662,300            247,418,900

Gross Loans                               210,598,000           195,547,200            210,598,000            195,547,200

Deposits                                  198,102,800           188,969,700            198,102,800            188,969,700

Total Equity                               26,134,400            23,628,600             26,134,400             23,628,600

Average Assets                            258,379,400           256,531,000            245,447,500            244,267,700

Average Equity                             26,017,600            23,382,700             24,949,500             22,791,800

Net Interest Margin                             3.56%                 3.81%                  3.56%                  3.75%

Return on Average Assets                        1.29%                 1.14%                  1.20%                  1.10%

Return on Average Equity                       12.78%                12.49%                 11.76%                 11.74%

Efficiency Ratio                               65.42%                61.45%                 63.99%                 63.54%

